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As filed with the Securities and Exchange Commission on May 30, 2013.

Registration No. 333-188866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WCI COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1531 (Primary Standard Industrial Classification Code Number)	27-0472098 (I.R.S. Employer Identification Number)

24301 Walden Center Drive
Bonita Springs, Florida 34134
(239) 947-2600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Keith E. Bass
President and Chief Executive Officer
WCI Communities, Inc.
24301 Walden Center Drive
Bonita Springs, Florida 34134
Tel (239) 947-2600
Fax (239) 498-8338
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc D. Jaffe, Esq. Senet S. Bischoff, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 Tel (212) 906-1200 Fax (212) 751-4864	Vivien N. Hastings, Esq. Senior Vice President and General Counsel WCI Communities, Inc. 24301 Walden Center Drive Bonita Springs, Florida 34134 Tel (239) 947-2600 Fax (239) 498-8277	Frank J. Lopez, Esq. Robin M. Feiner, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 Tel (212) 969-3000 Fax (212) 969-2900

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        WCI Communities, Inc. is filing this Amendment No. 2 (this "Amendment") to its Registration Statement on Form S-1 (Registration No. 333-188866) (the "Registration Statement") as an exhibit-only filing to file Exhibits 10.24, 10.24(a), 10.24(b), 10.24(d), 10.24(g), 10.25, 10.25(a) and 10.25(b) and to amend and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than this explanatory note as well as revised versions of the cover page and Item 16 of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and the New York Stock Exchange listing fee.

Securities and Exchange Commission registration fee	$20,460
Financial Industry Regulatory Authority filing fee	23,000
New York Stock Exchange listing fee	*
Legal fees and expenses	*
Accountants' fees and expenses	*
Printing expenses	*
Transfer agent and registrar fees and expenses	*
Blue Sky fees and expenses	*
Miscellaneous	*

Total	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

        We are incorporated under the laws of the state of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

  •
  we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our amended and restated bylaws are not exclusive.

        Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

        As permitted by the Delaware General Corporation Law, we have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee's involvement was by reason of the fact that the indemnitee is or was a director, or officer, of the Company or any of its subsidiaries or was serving at the Company's request in an official capacity for another entity. We must indemnify our officers and directors against (1) attorneys' fees and (2) all other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the "Securities Act").

        The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        Since January 1, 2010, we have sold the following securities that were not registered under the Securities Act.

  1.
  In May 2012, we issued an aggregate of 769,230 shares of our Series E Common Stock, to certain of our existing stockholders or their affiliates at a price per share of $65.00 for aggregate gross consideration of $50.0 million.

  2.
  From January 1, 2010 through March 31, 2013, under the 2010 Equity Plan, we granted to the members of our management team, other officers and employees and our directors 33,568 shares of restricted stock and to Keith E. Bass, our chief executive officer, an option to purchase 7,500 shares of common stock with a per share exercise price of $65.00, which option was fully exercised on December 5, 2012.

        We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (1) and (3) by virtue of Section 4(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

        We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph (2) above under Section 4(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)    Exhibits.    See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

        (b)    Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bonita Springs, State of Florida, on the 30th day of May, 2013.

WCI COMMUNITIES, INC.
By:	/s/ KEITH E. BASS
Name:	Keith E. Bass
Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEITH E. BASS Keith E. Bass	President, Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2013
/s/ RUSSELL DEVENDORF Russell Devendorf	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 30, 2013
* Stephen D. Plavin	Director and Chairman of the Board of Directors	May 30, 2013
* Patrick J. Bartels, Jr.	Director	May 30, 2013
* Michelle MacKay	Director	May 30, 2013
* Christopher E. Wilson	Director	May 30, 2013

*By:	/s/ KEITH E. BASS Name: Keith E. Bass Title: Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement
2.1	†
Debtors' Second Amended Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on July 16, 2009 with the United States Bankruptcy Court for the District of Delaware in Case No. 08-11643 (Jointly Administered)
3.1	†	Third Amended and Restated Certificate of Incorporation, currently in effect
3.2	*	Form of Fourth Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering
3.3	†	Bylaws, currently in effect
3.4	*	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering
4.1	*	Form of Common Stock Certificate
4.2	*	Form of Registration Rights Agreement
4.3	*	Form of Stockholders Agreement
5.1	*	Opinion of Latham & Watkins LLP
10.1	*	Form of Indemnity Agreement for directors and officers
10.2	†	Note Purchase Agreement, dated June 8, 2012, by and among WCI Communities, Inc., the Guarantors party thereto, the noteholders party thereto and Wilmington Trust, National Association, as amended
10.2	(a)†
Amendment and Waiver Letter to Note Purchase Agreement, dated November 20, 2012, among WCI Communities, Inc., the Guarantors party thereto, Wilmington Trust, National Association, and the Noteholders named therein
10.2	(b)†
Amendment and Waiver Letter to Note Purchase Agreement, dated April 25, 2013, among WCI Communities, Inc., the Guarantors party thereto, Wilmington Trust, National Association, and the Noteholders named therein
10.3	†	Loan Agreement, dated February 28, 2013, by and between Stonegate Bank, WCI Communities, Inc. and WCI Communities, LLC
10.4	†	Letter of Credit Agreement, dated January 19, 2009, by and between WCI Communities, LLC and Bank of America, N.A., as amended
10.4	(a)†	First Amendment to Letter of Credit Agreement, dated November 21, 2011, by and between WCI Communities, LLC and Bank of America, N.A.
10.4	(b)†	Second Amendment to Letter of Credit Agreement, dated July 1, 2012, by and between WCI Communities, LLC and Bank of America, N.A.
10.4	(c)†	Third Amendment to Letter of Credit Agreement, dated November 30, 2012, by and between WCI Communities, LLC and Bank of America, N.A.
10.5	†	Lease Agreement, dated November 19, 2010, by and between Walden Center LP and WCI Communities, LLC, as amended
10.5	(a)†	Amendment to Lease Agreement, dated June 11, 2012, by and between Walden Center LP and WCI Communities, LLC.

Exhibit Number		Description
10.5	(b)†	Second Amendment to Lease Agreement, dated April 11, 2013, by and between Walden Center LP and WCI Communities, LLC.
10.5	(c)†	Third Amendment to Lease Agreement, dated April 11, 2013, by and between Walden Center LP and WCI Communities, LLC.
10.6	#†	WCI Communities, Inc. Long Term Equity Incentive Plan, as amended
10.6	(a)#†	Amendment to WCI Communities, Inc. Long Term Equity Incentive Plan dated May 14, 2012
10.6	(b)#†	Second Amendment to WCI Communities, Inc. Long Term Equity Incentive Plan, dated July 26, 2012
10.7	#†	Form of Employee Restricted Stock Agreement under the WCI Communities, Inc. Long Term Equity Incentive Plan
10.8	#†	Form of Director Restricted Stock Agreement under the WCI Communities, Inc. Long Term Equity Incentive Plan
10.9	#†	Employee Non-Qualified Stock Option Agreement under the WCI Communities, Inc. Long Term Equity Incentive Plan by and between WCI Communities, Inc. and Keith E. Bass dated November 30, 2012
10.10	#†	WCI Communities, Inc. 2013 Long Term Incentive Plan (Employees)
10.11	#†	Form of LTIP Award Agreement under the WCI Communities, Inc. 2013 Long Term Incentive Plan
10.12	#†	WCI Communities, Inc. 2013 Director Long Term Incentive Plan
10.13	#†	Form of LTIP Award Agreement under the WCI Communities, Inc. 2013 Director Long Term Incentive Plan
10.14	#*	WCI Communities, Inc. 2013 Incentive Award Plan
10.15	#*	WCI Communities, Inc. Senior Executive Incentive Bonus Plan
10.16	#†	Employment Agreement, dated November 29, 2012, by and between WCI Communities Management, LLC, WCI Communities, Inc., WCI Communities, LLC and Keith E. Bass
10.17	#†	Amended and Restated Employment Agreement, dated August 29, 2012, by and between WCI Communities Management, LLC, WCI Communities, Inc., WCI Communities, LLC and Russell Devendorf
10.18	#†	Amended and Restated Employment Agreement, dated April 15, 2013, by and between Watermark Realty, Inc., WCI Communities, Inc., WCI Communities, LLC and Reinaldo L. Mesa
10.19	#†	Employment Agreement, dated August 22, 2012, by and between WCI Communities Management, LLC, WCI Communities, Inc., WCI Communities, LLC and Paul J. Erhardt
10.20	#†	Second Amended and Restated Employment Agreement, dated August 16, 2012, by and between WCI Communities Management, LLC, WCI Communities, Inc., WCI Communities, LLC and Vivien Hastings
10.21	#†	Separation Agreement, dated November 30, 2012, by and between WCI Communities Management, LLC and David L. Fry
10.22	#†	WCI Communities, Inc. 2012 Management Incentive Compensation Plan

Exhibit Number		Description
10.23	#†	WCI Communities, Inc. 2013 Management Incentive Compensation Plan
10.24	**
Renewal Amendment to Real Estate Brokerage Franchise Agreement, dated March 4, 2004, by and between BRER Affiliates LLC (f/k/a Prudential Real Estate Affiliates, Inc.) and Watermark Realty, Inc. now d/b/a Prudential Florida Realty
10.24	(a)	Franchise Agreement, dated March 4, 2004, by and between BRER Affiliates LLC (f/k/a Prudential Real Estate Affiliates, Inc.) and Watermark Realty, Inc. now d/b/a Prudential Florida Realty
10.24	(b)**
Second Amendment to Real Estate Brokerage Franchise Agreement, dated March 4, 2004 by and between BRER Affiliates LLC (f/k/a Prudential Real Estate Affiliates, Inc.) and Watermark Realty, Inc. now d/b/a Prudential Florida Realty
10.24	(c)*
First Addendum to Second Amendment to Real Estate Brokerage Franchise Agreement, dated June 14, 2005, by and between BRER Affiliates LLC (f/k/a Prudential Real Estate Affiliates, Inc.) and Watermark Realty, Inc. now d/b/a Prudential Florida Realty
10.24	(d)**
Third Amendment to Real Estate Brokerage Franchise Agreement, dated June 14, 2005, by and between BRER Affiliates LLC (f/k/a Prudential Real Estate Affiliates, Inc.) and Watermark Realty, Inc. now d/b/a Prudential Florida Realty
10.24	(e)*
Fourth Amendment to Real Estate Brokerage Franchise Agreement, dated June 5, 2007 and effective as of March 29, 2006, by and between BRER Affiliates LLC (f/k/a Prudential Real Estate Affiliates, Inc.) and Watermark Realty, Inc. now d/b/a Prudential Florida Realty
10.24	(f)*
Fifth Amendment to Real Estate Brokerage Franchise Agreement, dated December 27, 2007, by and between BRER Affiliates LLC (f/k/a Prudential Real Estate Affiliates, Inc.) and Watermark Realty, Inc. now d/b/a Prudential Florida Realty
10.24	(g)**
Amended and Restated Second Amendment to Real Estate Brokerage Franchise Agreement, dated January 30, 2009, by and between BRER Affiliates LLC (f/k/a Prudential Real Estate Affiliates, Inc.) and Watermark Realty, Inc. now d/b/a Prudential Florida Realty
10.24	(h)*
First Addendum to Fourth Amendment to Real Estate Brokerage Franchise Agreement, dated April 15, 2009, by and between BRER Affiliates LLC (f/k/a Prudential Real Estate Affiliates, Inc.) and Watermark Realty, Inc. now d/b/a Prudential Florida Realty
10.24	(i)*
Sixth Amendment to Real Estate Brokerage Franchise Agreement, dated May 28, 2013, by and between BRER Affiliates LLC (f/k/a Prudential Real Estates Affiliates, Inc.) and Watermark Realty, Inc. d/b/a Prudential Florida Realty
10.25		Franchise Agreement, dated May 28, 2013, between BHH Affiliates, LLC and Watermark Realty, Inc. d/b/a Berkshire Hathaway HomeServices Florida Realty
10.25	(a)**	First Amendment to Franchise Agreement, dated May 28, 2013, between BHH Affiliates, LLC and Watermark Realty, Inc. d/b/a Berkshire Hathaway HomeServices Florida Realty
10.25	(b)**	Second Amendment to Franchise Agreement, dated May 28, 2013, between BHH Affiliates, LLC and Watermark Realty, Inc. d/b/a Berkshire Hathaway HomeServices Florida Realty
21.1	*	List of Subsidiaries of WCI Communities, Inc.
23.1	†	Consent of independent registered public accounting firm (Ernst & Young LLP)

Exhibit Number		Description
23.2	†	Consent of independent registered public accounting firm (McGladrey LLP)
23.3	†	Consent of John Burns Real Estate Consulting, LLC
23.4	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	†	Power of Attorney. Reference is made to the signature page to the Registration Statement

*
To be filed by amendment.

#
Indicates management contract or compensatory plan.

†
Previously filed.

**
Confidential status has been requested for certain portions thereof pursuant to a Confidential Treatment Request filed May 30, 2013. Such provisions have been filed separately with the Securities and Exchange Commission.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
INDEX TO EXHIBITS